Agreement

THIS "AGREEMENT" is made and entered into by and between Secured Lending, a Arizona corporation. and Dakota First, LLC., a North Dakota Company.

RECITAL
    A.  Secured Lending is a Arizona corporation, which provides financial services.
    B.  Secured Lending and Dakota First desire to enter into this Agreement to establish, the terms and conditions of Secured Lending and Dakota First as set forth below.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premise, as well as the promises, covenants and conditions set forth herein, the parties agree as follows:

    1.  Employment: Secured Lending hereby contracts Dakota First in the capacity of loan origination of Secured Lending offices located at 12202 N. Scottsdale Road, Phoenix , AZ 85254. Dakota First accepts such agreement. Dakota First's job duties and responsibilities, to be performed with, the approval and concurrence of the President of secured Lending are as follows:

    A. Generate and process loans in accordance with Secured. Lending's general plans and policies and in compliance with Secured Lending's underwriting standards.

Such duties may be curtailed, augmented or modified from time to time as deemed mutually agreeable to Dakota First and Secured Lending. Dakota First will at all times perform their job duties in an honest and ethical manner and will, at a minimum, comply with the provisions of any and all state or federal statutes, laws, rules or regulations applicable to Secured Lending or of any requirement of any federal or state agency having jurisdiction over Secured Lending including but not limited to the United States Department of Housing and Urban Development.

Dakota First acknowledges and agrees that Dakota. First will devote their utmost knowledge and best skill, to the performance of their duties.

    2.  At-Will Employment. Dakota, First and Secured Lending understand and expressly agree that Dakota Firsts agreement may be terminated by Secured Lending or by Dakota First at any time, with or without notice and with or without cause. Dakota First and Secured Lending expressly agree that this provision is intended by Dakota First and by Secured Lending to be the complete and final, expression of their understanding regarding the terms and conditions under which Dakota First's agreement may be terminated. Dakota First and Secured Lending further understand and agree that no representation contrary to this provision is valid, and that this provision may not be augmented, contradicted or modified in any way, except by a writing signed by Dakota First and Secured Lending

    3.  Compensation. As compensation for the services to be rendered by Dakota First hereunder, Secured Lending shall pay Dakota First pursuant to the schedule attached, hereto as Schedule "A". Any fees from Loans generated, including loans in the pipeline and prequalifications, by Dakota First prior to Dakota First's termination with Secured Lending, but which loans close after, for whatever cause, will be paid to Dakota First, according to the schedule referenced above in this subparagraph.. The payment of commissions to Dakota First shall be subject to the following provisions:

    3.1. Deduction of Expenses. Dakota First authorize Secured Lending to deduct from any commissions due at termination. of this Agreement all financial obligations owed to Secured. that are imposed. by the terms of this Agreement, including, past due fees, dues, late charges and expenses of commission payable to Dakota First.

    3.2 Receipt of Commissions. All commissions will be received by Secured Lending. Dakota First's share of such commissions, as outlined in schedule “A", however, shall be payable upon the funding of each loan

    3.3 Non-Liability for Uncollected Commissions. In no event shall Secured Lending be liable to Dakota First for Dakota First's share of commissions not collected, nor shall Dakota First he entitled to any advance or payment from Secured Lending upon future commissions.

    4.  Employer’s Policies and Regulations. Dakota First will comply with policies and regulations, including those set forth in Secured Lending's , policies and procedures manual, if any, and any subsequent amendments or additions thereto and Secured Lending's underwriting standards for loans and any amendment or additions thereto. In. the event of any conflict between those policies and regulations and. this Agreement, the terms of this Agreement shall govern,

       5.  Solicitation of Employees or Customers. The non-solicitation covenants contained in paragraph 5 will be mutually binding on the Secured Lending and Dakota First.

    5.1 Information About Other Employees and Independent Contractors. Dakota First will be called upon to work closely with employees and independent contractors of Secured Lending in performing services under this Agreement. All information about such employees and/or independent contractors which becomes known to Dakota First during the course of their agreement with Secured Lending, and which, is not otherwise known to the public, including compensation or commission structure, is not tolerated.

    6.  Further Restrictive Covenants. The Trade Secrets covenants contained, in. paragraph 6 will be mutually binding on the Secured Lending and Dakota First. Neither Secured Lending nor Dakota First shall make improper use or disclosure of their respective Trade Secrets. Disclosure of Trade Secrets to someone who is not an employee of Secured Lending must first be authorized in writing by the President on behalf of Secured Lending or by the Branch Manager on behalf of Dakota First.

    6.1 Trade Secrets. During the course of Dakota First's agreement, Dakota First will. have access to various trade secrets of Secured Lending. A "Trade Secret" is information which is not generally known to the public and, as a result, is of economic benefit to Employer in the conduct of its business. Dakota First and Secured Lending agree that Track Secrets include, but are not limited to, a11. information, developed or obtained by Secured Lending and comprising the following items, whether or not such items have been reduced to tangible form (e.g. physical writing) all methods, techniques, processes, ideas, research and development, trade names, service n. arks, slogans, forms, customer lists, pricing structures, menus., business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of or contractual arrangements with suppliers, the identity or buying habits of customers, accounting procedures, and any document, record. or other information of Secured. Lending relating to the above.

    6.2 During the course of Dakota First's agreement, Secured Lending will have access to various trade secrets of Dakota First. A "Trade Secret" is information which is not generally known to the public and., as a result, is of economic benefit to employer in the conduct of its business. Dakota First and Secured Lending agree that trade secrets include, but not limited to, all information developed or obtained by Dakota first and compromising the following items, whether or not such items have been reduced to tangible form (e.g. physical writing) all methods, techniques, processes, ideas, research and development, trade names, service marks, slogans, forms, customer lists, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of or contractual arrangements with. suppliers, the identity or buying habits of customers, accounting procedures. and any document, record or other information of Dakota First relating above.

    6.2.1 Non. Disclosure. Dakota First will not publish. or disclose, or allow to be published or disclosed., Trade Secrets to any person who is not an employee of Secured Lending unless such disclosure is necessary for the performance of Dakota First's obligations under this Agreement. Disclosure to someone who is not an employee of Secured Lending must first be authorized, in writing by the President.

    6.2.2 Use Restriction. Dakota First will use Trade Secrets only for the limited purpose for which they were disclosed.. Dakota. First will not disclose any Trade Secrets to any third party (including subcontractors) without first obtaining Secured Lending's written consent and will disclose Trade Secrets only to Secured. Lending's own employees having a need to know. Dakota First will promptly notify Secured Lending of any Trade Secrets improperly or prematurely disclosed.

    7. Representation Concerning Prior Agreements Dakota First represents to Secured Lending that they are not bound by any non-competition or non-solicitation agreement that would. preclude, limit or in any manner affect Dakota First Agreement with Secured Lending, Dakota First further represents that he can fully perform the duties of their agreement without violating any obligations they may have to any former employer, including but not limited to, misappropriating any proprietary information acquired from a prior employer and agrees that they have not and will not misappropriate any proprietary information acquired from any prior employer. (see schedule "A")

    8. Limitations on Authority. Without the express written consent from the Secured Lending, Dakota First has no authority to:

a)  Pledge the credit of Secured. Lending or any of its other employees;
b)  Release or discharge any debt in excess of $ 100.00 due to Secured Lending unless Secured Lending has received the full amount thereof; and
c)  Sell, mortgage, transfer or otherwise dispose of any non-inventory assets of the Secured. Lending which, have a fair market value in excess of $100.00

    9. Personnel Policies and Procedures. Secured, Lending has the authority to establish from time to time personnel policies and procedures to be followed by its employees. Dakota First agrees to comply with the policies and procedures of Secured. Lending. To the extent any provisions in. Secured Lending's personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement apply. In. no case will any personnel policies or procedures be deemed to contradict the at-will employment provision in. this Agreement.

    10. Advertising. No advertising in any form. is to be used by Dakota First prior to written approval from Secured. Lending.

    11. Accounts. No savings, checking, investment or other accounts may be established by Dakota First in. the name of Secured Lending or in any naive similar to that of Secured Lending. The determination as to similarity of names is within the sole discretion of Secured. Lending.

    12. General Provisions.

    12.1 Continuing Obligations. Neither the termination of Dakota. First's agreement, termination, of this Agreement shall affect any rights or obligations accruing prior thereto or any continuing obligations of the parties hereunder.

    12.2 Notice. Any notice, request, instruction or other document to be given hereunder shall be in writing and shall he deemed. to have been given when delivered personally,
Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing or implied. in fact, between the parties hereto with respect to the employment of Dakota First by Secured, Lending, and contains all of the covenants and agreements between the parties with respect to that employment. Each, party to this Agreement acknowledges that, with respect to employment, no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall he valid, or binding.

    12.3 Modif.cations. Any modification of this Agreement will be effective only if it is in a writing that (i) is signed by both parties; (ii) specifically references this Agreement and (iii) specifically expresses an intent by both parties to modify this Agreement.

    12.4 Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all, or any other tunes.

    12.5 Partial Invalidity,. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid., void, or unenforceable, the remaining provisions shall nevertheless continue in. fall force without being impaired or invalidated in any way. Dakota First acknowledges and agrees that Secured Lending has no duty or obligation to employ Dakota First at any time after expiration of this Agreement.

    12.6 Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona

    13. Acknowledgement. Dakota First acknowledges that they have had the opportunity to consult with independent counsel of their own, choice concerning this Agreement, and that they have taken advantage if that opportunity to the extent that Dakota First desires. Secured Lending further acknowledges that they have read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based. on Their own judgment.

Executed on August 2, 2006 at Phoenix, Arizona
By: Secured Lending
By: /s/ Jan Wallace

Schedule "A" to Dakota First and Secured
Lending Agreement

Dakota First Compensation
Dakota First will receive a commission from Secured Lending as follows:

1.	70% all origination fees and discount points
2.
70% of all yield spread. premiums. All fees will be paid, after fees to Americash. are paid. ($595usd plus a quarter point and surcharges from certain banking institutions in the Americash banking arms)

3.	A $30,000usd. consulting fee, to be paid each month over three months, for the months of June, July, August of 2006.
4.
Dakota First understands and agrees that it will be paid. commissions on loans its organization generates. Any loans generated by outside contractors, employees, agents, Americash, or representatives of Secu[r]ed Lending will not entitle Dakota First to commissions.

5.	Dakota first will use its best efforts to assist Secured Lending in achieving Secured Lending revenue goals of 80 loans a month as outlined, in the attached proforma (addendum A)
6.
Secured Lending understands and agrees that Dakota First will be pursuing many other business ventures in. the mortgage industry and will exercise these options without interference from Secured Lending.